UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 19, 2018

SIGMA LABS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-38015	27-1865814
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

3900 Paseo del Sol, Santa Fe, New Mexico 87507
(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (505) 438-2576

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2018, Sigma Labs, Inc. (“we,” “our,” “us” or the “Company”) granted John Rice, our interim Chief Executive Officer, three options (the “Options”) to purchase up to 20,000 shares of our common stock under our 2013 Equity Incentive Plan. The Options have an exercise price per share equal to $1.88, $1.54 and $1.48, respectively, which is greater than the closing price of our common stock on the date of grant (the “Grant Date”), and each is fully vested as of the Grant Date.

The Company also agreed: (i) to grant Mr. Rice an option to purchase up to 20,000 shares on each of April 30, 2018, May 31, 2018, June 30, 2018 and July 31, 2018 (each, a “Monthly Option”), so long as Mr. Rice remains an employee of the Company as of the applicable grant date (except that if Mr. Rice ceases to be employed by the Company as a result of a Disability (as defined below), any Monthly Option that has not been granted as of such date (i.e., prior to July 31, 2018) will still be granted on the applicable grant date), with an exercise price equal to the greater of (x) the average closing price of our common stock during the applicable month, and (y) the closing price of our common stock on the date of grant, and will be vested in full on the date of grant; (ii) that Mr. Rice is entitled to a bonus of ( x) 100,000 shares of common stock under our 2013 Equity Incentive Plan if the average closing price of our common stock is $6.00, $7.00, $8.00 or $9.00 for three consecutive months (for a total possible bonus of up to 400,000 shares if each of the foregoing performance milestones is satisfied), and (y) the balance of any portion of the foregoing 400,000 shares if the Company is sold for a price equivalent to at least $8.00 per outstanding share of common stock while Mr. Rice serves as our Chief Executive Officer (or during the 12-month period thereafter); and (iii) that in the event that our Board of Directors determines that Mr. Rice is unable to perform his duties as our Chief Executive Officer due to an accident, illness or other event or condition which physically or mentally incapacitates Mr. Rice for a period of 45 consecutive days (“Disability”), (x) if Mr. Rice ceases to be employed by the Company as a result of a Disability, the Options will remain exercisable for the 5-year term of such Options, unless the Options are terminated pursuant to a “Corporate Transaction” (as defined in the 2013 Equity Incentive Plan); and (y) if Mr. Rice ceases to be employed by the Company as a result of a Disability, the Monthly Options will remain exercisable for the 5-year term of such Monthly Options, unless the Monthly Options are terminated pursuant to a Corporate Transaction.

As previously disclosed, on February 21, 2018, the Company and Ronald Fisher, the Company’s Vice President of Business Development, entered into Amendment No. 2 to Mr. Fisher’s Employment Offer Letter Agreement, effective August 10, 2015, which provided that Mr. Fisher would become entitled to receive performance-based stock and cash bonuses if certain milestones were satisfied by December 31, 2018, so long as Mr. Fisher remained an employee of the Company as of the date the applicable milestone was satisfied. On April 19, 2018, Mr. Fisher’s Employment Offer Letter Agreement was amended, pursuant to which the foregoing December 31, 2018 date was extended to December 31, 2019. No other changes to Mr. Fisher’s Employment Offer Letter Agreement were made pursuant to this amendment. Amendment No. 3 to Employment Offer Letter Agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 25, 2018	SIGMA LABS, INC.

	By:	/s/ JOHN RICE
	Name:	John Rice
	Title:	Interim Chief Executive Officer

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